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Republic Bancorp Completes Sale of Market Street Mortgage Corporation

     ANN ARBOR, Mich., July 2 /PRNewswire/ -- Republic Bancorp Inc. (NASDAQ:
RBNC) today announced that on June 29, 2001 it completed the sale of Market Street Mortgage Corporation to NetBank, Inc. Market Street Mortgage, headquartered in Clearwater, Florida, is a retail mortgage lender with 42 offices in 11 states.

     "This sale gives us the opportunity to further expand our core Midwest commercial, retail and mortgage businesses. We are very committed to the mortgage banking business in the Midwest, where Republic Bank has a strong retail market presence that provides us with tremendous cross-selling opportunities for home equity loans and deposit products," commented Dana M. Cluckey, President and Chief Executive Officer.

     Republic Bancorp Inc., with $4.5 billion in assets, is the third largest bank holding company headquartered in Michigan and the 85th largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 104 retail, commercial and mortgage banking offices and 108 ATMs. The Company is the #1 Small Business Administration bank lender based in Michigan for the 7th consecutive year and ranked 27th on FORTUNE's "100 Best Places to Work in America." Information about Republic Bancorp Inc.'s financial results and its products and services can be accessed at www.republicbancorp.com.

     The Company provides electronic banking, bill paying and cash management services to retail and commercial customers through ExpressNet, an Internet banking system. ExpressNet and on-line mortgage applications are available at www.republicbancorp.com.


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